CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 25, 2016, accompanying the financial statements of High Income Investment Grade Trust, Series 3 (included in Invesco Unit Trusts, Taxable Income Series 456) as of September 30, 2015, and for the period from October 16, 2013 (date of deposit) through September 30, 2014 and for the year ended September 30, 2015 and the financial highlights for the period from October 16, 2013 (date of deposit) through September 30, 2014 and for the year ended September 30, 2015, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-186522) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 25, 2016